EXHIBIT 99.4

CRITICAL PATH, INC.

SHARES OF SERIES E REDEEMABLE CONVERTIBLE PREFERRED STOCK

OFFERED PURSUANT TO RIGHTS DISTRIBUTED TO HOLDERS OF RECORD OF

COMMON STOCK OF CRITICAL PATH, INC.

                    , 2004

To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

      This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by Critical Path, Inc., a California corporation (the “Company”) of subscription rights (“Rights”) distributed to the Company’s holders of record of common stock as of the close of business on April 30, 2004 (the “Record Date”) to subscribe for and purchase shares of its Series E Redeemable Convertible Preferred Stock, par value $0.001 per share (“Series E Preferred Stock”). The Rights are described in detail in the Company’s Prospectus dated                     , 2004 (the “Prospectus”) which is attached (and which supersedes, and replaces in its entirety, the Prospectus dated May 5, 2004).

      In the Rights Offering, the Company is offering shares of its Series E Preferred Stock (the “Underlying Shares”), as described in the Prospectus.

      The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on                     , 2004, unless extended in the sole discretion of the Company (as it may be extended, the “Expiration Time”). The Company may, in its sole discretion, terminate the Rights Offering at any time prior to the Expiration Time.

      As described in the accompanying Prospectus, holders or beneficial holders of our common stock on the Record Date will receive 0.65 Rights for each share of common stock held on the Record Date.

      Each Right will entitle the beneficial owner of shares of Common Stock registered in your name or the name of your nominee to subscribe for one share of the Series E Preferred Stock (the “Basic Subscription Right”) at a subscription price of $1.50 per share (the “Subscription Price”).

      In addition, each holder or beneficial holder of Rights who exercises their Basic Subscription Right in full will be eligible to subscribe (the “Over-Subscription Right”) at the Subscription Price for shares of Series E Preferred Stock that are not otherwise purchased pursuant to the exercise of Rights under the Basic Subscription Right (the “Excess Shares”), subject to availability and pro ration as described below. Each holder or beneficial holder of Rights may only exercise their Over-Subscription Right if he/she exercised his/her Basic Subscription Right in full and other holders of Subscription Rights do not exercise their Basic Subscription Rights in full. If there are not enough Excess Shares to satisfy all subscriptions made under the Over-Subscription Right, the Company will allocate the remaining Excess Shares pro rata, after eliminating all fractional shares, among those Rights holders who exercised their Over-Subscription Rights. “Pro rata” means in proportion to the amount of subscription price tendered by each person seeking to exercise their Over-Subscription Right as of the Expiration Time of the Rights Offering. See “The Rights Offering — Subscription Rights” in the Prospectus.

      The Rights will be evidenced by transferable Rights certificates (the “Subscription Rights Certificates”) registered in your name or the name of your nominee and will be null and void and cease to have value at the Expiration Time. See “The Rights Offering — Transferability of the Rights” in the Prospectus.

      We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of the Company’s capital stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them.

      If you exercise the Over-Subscription Right on behalf of beneficial owners of the Rights, you will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Over-Subscription Right, as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Right, whether the Basic Subscription Right of each beneficial owner of Rights on whose behalf you are acting has been exercised in full, and the number of shares of Series E Preferred Stock being subscribed for pursuant to the Over-Subscription Right by each beneficial owner of Rights on whose behalf you are acting.

      All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent and the Information Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by the Company, the Subscription Agent or the Information Agent.

      Enclosed are copies of the following documents:

1. Prospectus;

2. Instructions for Use of Critical Path Subscription Rights Certificates;

3. A form of letter which may be sent to your clients for whose accounts you hold shares of common stock registered in your name or the name of your nominee, with an attached form of instruction;

4. Notice of Guaranteed Delivery for Subscription Rights Certificates Issued by Critical Path, Inc.;

5. Nominee Holder Certification;

6. Substitute Form W-9; and

7. A return envelope addressed to Computershare Trust Company, the Subscription Agent.

      Your prompt action is requested. To exercise Rights, you should deliver the properly completed and signed Subscription Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures), with payment of the Subscription Price in full for each share of Series E Preferred Stock subscribed for, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Subscription Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Time.

      A RIGHTS HOLDER CANNOT REVOKE THE EXERCISE OF ITS RIGHTS. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION TIME WILL EXPIRE.

      Additional copies of the enclosed materials may be obtained from Georgeson Shareholder Communications Inc., the Information Agent, by calling (800) 843-1451 toll-free for shareholders and (212) 440-9000 for banks and brokerage firms.

Very truly yours,

CRITICAL PATH, INC.

      NOTHING IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON AS AN AGENT OF CRITICAL PATH, INC., THE SUBSCRIPTION AGENT, OR THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.